                                                                     EXHIBIT 4.1

             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE,
               PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF
          SERIES B CUMULATIVE, CONVERTIBLE, REDEEMABLE PREFERRED STOCK
            AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

     THE TITAN CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation's Board of Directors has adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

     WHEREAS, the Board of Directors of The Titan Corporation (the "Corporation") is authorized, within the limitations and restrictions stated in the Corporation's Restated Certificate of Incorporation, as amended, to fix by resolution or resolutions the designation of each series of Preferred Stock (the "Preferred Stock") and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series:

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions herein set forth:


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     (1)  DESIGNATION.  The designation of the series of Preferred Stock authorized by this resolution shall be "Series B Cumulative Convertible Redeemable Preferred Stock" (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock authorized for issuance shall be 500,000.

     (2)  DIVIDENDS.

          (a) Holders of the outstanding shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends accruing at the per share rate of 6% per annum ($0.36) (the "Dividend Rate") and no more, payable in arrears on each July 31, October 31, January 31 and April 30 respectively (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing on July 31, 1996. If any Dividend Payment Date is not a business day, then the Dividend Payment Date shall be on the next succeeding day that is a business day. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not less than 10 nor more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Series B Preferred Stock shall accrue (whether or not declared) on a daily basis from the previous Dividend Payment Date, except that the first dividend shall accrue from the date of first issuance of the Series B Preferred Stock. Accrued but unpaid dividends shall not bear interest. Dividends will cease to accrue in respect of the Series B Preferred Stock on any date of redemption relating to the Series B Preferred Stock (a "Redemption Date"), unless the Corporation shall default in delivering the cash payable by the Corporation upon such redemption pursuant to paragraphs 5 and 6. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Series B Preferred Stock shall be computed on the basis of a 360-day year of twelve 30-day months.

          (b) No full dividend shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities (as defined in paragraph 3) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment on the Series B Preferred Stock through the most recent Dividend Payment Date. If any dividends are not paid or set apart in full, as aforesaid, upon the shares of the Series B Preferred Stock and any Parity Securities, all dividends declared upon the Series B Preferred Stock and any Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such Parity Securities bear to each other. Unless full cumulative dividends, if any, accrued on all outstanding shares of the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment through the most recent Dividend Payment Date, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other Junior Securities (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into, Common Stock or any other Junior Securities), nor shall any Common Stock or any other Junior Securities be redeemed, purchased or otherwise acquired for any consideration, nor may any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such securities, by the Corporation, except


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by conversion into or exchange for Junior Securities.  Holders of the shares of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as provided in paragraph 2(a).

          (c) Subject to the foregoing provisions of this paragraph 2, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities or Parity Securities, and may redeem, purchase or otherwise acquire out of funds legally available therefor any Junior Securities, and the holders of the shares of the Series B Preferred Stock shall not be entitled to share therein.

          (d) Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the Series B Preferred Stock.

          (e) All dividends paid with respect to shares of the Series B Preferred Stock pursuant to this paragraph 2 shall be paid pro rata to the holders entitled thereto.

          (f) Holders of shares of the Series B Preferred Stock shall be entitled to receive the dividends provided for in this paragraph 2 in preference to and in priority over any dividends upon any of the Junior Securities.

     (3) RANK. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation, rank prior to the common stock, par value $.01 per share (the "Common Stock"), of the Corporation and on a parity with the $1.00 Cumulative Convertible Preferred Stock, par value $1.00 per share and the Series A Preferred Stock, par value $1.00 per share, of the Corporation. All equity securities of the Corporation to which the Series B Preferred Stock ranks prior, including the Common Stock, are collectively referred to herein as the "Junior Securities," all equity securities of the Corporation with which the Series B Preferred Stock ranks on a parity, including the $1.00 Cumulative Convertible Preferred Stock and the Series A Preferred Stock, are collectively referred to herein as the "Parity Securities" and all equity securities of the Corporation to which the Series B Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise, are collectively referred to herein as the "Senior Securities." The Series B Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities.

     (4)  LIQUIDATION PREFERENCE.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after payment or provision for payment of any Senior Securities, an amount per share of Series B Preferred Stock in cash equal to the sum of (i) $6.00, plus (ii) all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up (the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in


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full the liquidation payments payable to the holders of outstanding shares of the Series B Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full. Except as provided in this paragraph 4(a), holders of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

          (b) For the purposes of this paragraph 4, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, the consolidation or merger of the Corporation with or into one or more other corporations or the consolidation or merger of one or more corporations with or into the Corporation shall be deemed to be voluntary or involuntary liquidation, dissolution or winding up.

     (5)  REDEMPTION BY THE HOLDERS.

          (a) REDEMPTION. At the written request delivered to the Corporation by any holder of Series B Preferred Stock (a "Requesting Series B Holder") between the second and fifth anniversaries of the first date of issuance of a share of Series B Preferred Stock, inclusive, the Corporation shall redeem (unless otherwise prevented by law) at a redemption price (the "Redemption Price"), payable in cash, equal to 100% of the Liquidation Preference per share all, but not less than all, of the Series B Preferred Stock held by such Requesting Holder. Each date on which the Corporation receives such a request from a Requesting Series B Holder shall be referred to as an "Early Redemption Date."

          (b)  PROCEDURE FOR REDEMPTION BY THE HOLDERS.

               (i) A Requesting Series B Holder's request for redemption shall be sent to the Corporation at its principal executive offices by first class mail, postage prepaid, and must be received by the Corporation during the period described in paragraph 5(a). Such written request shall state: (i) the name and address of such holder and (ii) the number of shares of Series B Preferred Stock to be redeemed.

               (ii) No later than 20 days after receipt of the written request from a Requesting Series B Holder pursuant to paragraph 5(a) hereof, the Corporation shall provide written notice of the request for redemption of Series B Preferred Stock to each other holder of record of such stock, notifying such holders of the election of the Requesting Series B Holder to redeem such shares, the Redemption Price and the applicable Early Redemption Date.

               (iii) From and after such applicable Early Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of a Requesting Series B Holder (except the right to receive the applicable Redemption Price upon presentation and surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.


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     (6)  REDEMPTION BY THE CORPORATION.

          (a) OPTIONAL REDEMPTION. On the first day after the fifth anniversary of the first date of issuance of a share of Series B Preferred Stock and before the Mandatory Redemption Date (as defined in paragraph 6(b)), in accordance with paragraph 6(c) hereof, the Corporation, at its option, may redeem (subject to the legal availability of funds therefor) all, but not less than all, outstanding shares of the Series B Preferred Stock at the Redemption Price, payable in cash.

          (b) MANDATORY REDEMPTION. On the tenth anniversary of the first date of issuance of a share of Series B Preferred Stock (the "Mandatory Redemption Date"), in accordance with paragraph 6(c) hereof, the Corporation shall redeem (subject to the legal availability of funds therefor) all outstanding shares of the Series B Preferred Stock at the Redemption Price, payable in cash.

          (c)  PROCEDURE FOR REDEMPTION BY THE CORPORATION.

               (i) Notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the date fixed for any redemption of Series B Preferred Stock pursuant to paragraph 6(a) or 6(b) hereof, to each holder of record of the shares of Series B Preferred Stock at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Such notice shall state:
(A) the Redemption Date; (B) the number of shares of Series B Preferred Stock to be redeemed; (C) the Redemption Price; and (D) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

               (ii) Notice having been mailed as aforesaid, from and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price of the shares called for redemption) said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series B Preferred Stock and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price aforesaid.

     (7) STATUS OF REDEEMED SHARES. Shares of Series B Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided however, that


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no such issued and reacquired shares of Series B Preferred Stock shall be reissued or sold as Series B Preferred Stock.

     (8)  CONVERSION RIGHTS.

          (a) RIGHT OF CONVERSION. Subject to and upon compliance with the provisions of this paragraph 8, each share of Series B Preferred Stock shall, at the option of the holder thereof, be convertible at any time commencing on the six month anniversary of the first date of issuance of a share of Series B Preferred Stock and until the eighteenth month anniversary of the first date of issuance of a share of Series B Preferred Stock, inclusive, into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $6.00 by the Conversion Price in effect at such time and by surrender of such share so to be converted in the manner provided in paragraph 8(b).

          (b) MANNER OF EXERCISE OF CONVERSION PRIVILEGE. In order to exercise the conversion privilege, the holder of one or more shares of Series B Preferred Stock to be converted shall surrender such shares at any of the offices or agencies to be maintained for such purpose by the Corporation accompanied by the funds, if any, required by the last paragraph of this section 8(b) and shall give written notice by first class mail, postage prepaid, to the Corporation at such office or agency that the holder elects to convert the shares of Series B Preferred Stock specified in said notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Common Stock which shall be issuable in such conversion shall be issued. Each share of Series B Preferred Stock surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such share is registered, be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney and an amount sufficient to pay any transfer or similar tax. As promptly as practicable after the surrender of such shares of Series B Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or on his written order a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such share of Series B Preferred Stock in accordance with the provisions of this paragraph 8 and a check or cash in respect of any fractional interest in a share of Common Stock arising upon such conversion, as provided in paragraph 8(c).

               Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such shares of Series B Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect


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on the date upon which such shares of Series B Preferred Stock shall have been surrendered and such notice received by the Corporation.

               Any shares of Series B Preferred Stock surrendered for conversion during the period from the close of business on the record date for any dividend payment to the opening of business on the related dividend payment date shall be accompanied by payment, in funds acceptable to the Corporation, of an amount equal to the dividend otherwise payable on such dividend payment date; provided, however, that no such payment need be made if there shall exist at the time of conversion a default in the payment of dividends on the shares of Series B Preferred Stock. An amount equal to such payment shall be paid by the Corporation on such dividend payment date to the holder of such shares of Series B Preferred Stock at the close of business on such record date; provided, however, that if the Corporation shall default in the payment of dividends on such dividend payment date, such amount shall be paid to the person who made such required payment. Except as provided for above in this paragraph, no adjustment shall be made for dividends accrued on any shares of Series B Preferred Stock converted or for dividends on any shares issued upon the conversion of such shares as provided in this paragraph.

               (c) CASH PAYMENTS IN LIEU OF FRACTIONAL SHARES. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any share of Series B Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price (as defined below) on the business day next preceding the day of conversion multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share. The "closing price" for each day shall be the closing price for such business day as reported by The New York Stock Exchange, or such other national securities exchange or automated quotation system upon which the Common Stock is then listed for trading.

               (d) ADJUSTMENT OF CONVERSION PRICE. The Conversion Price shall mean and be $9.00, subject to adjustment from time to time by the Corporation as follows:

                      (i) In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, then in each such case the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Corporation which he would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph 8(d)(i) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this paragraph 8(d)(i), the holder of any share of Series B Preferred Stock thereafter surrendered for conversion


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shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the stock transfer or conversion agent, as appropriate) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.

                      (ii) In case the Corporation shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (as determined pursuant to paragraph 8(d)(iv)) of the Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Corporation in effect at the time hereof or any other similar plan adopted or implemented hereafter), then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (immediately prior to such issuance) plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (immediately prior to such issuance) plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever any rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the stock transfer or conversion agent, as appropriate).

                      (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its outstanding Common Stock or capital stock (other than Common Stock), evidences of its indebtedness or assets (including securities and cash, but excluding any cash dividends paid by the Corporation in the ordinary course or pursuant to the terms of any of the Parity Securities, and excluding dividends or distributions payable in stock for which adjustment is made pursuant to paragraph 8(d)(i)) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those referred to in paragraph 8(d)(ii)), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the current market price per share as determined pursuant to paragraph 8(d)(iv) of the Common Stock less the fair market value on such record date (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the stock transfer or conversion agent, as appropriate) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Common Stock or of such subscription rights or warrants applicable to one share of Common Stock, and of which the denominator shall be such current market price per share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                      (iv) For the purpose of any computation under paragraphs 8(d)(ii) and (iii), the current market price per share of Common Stock on any date shall be deemed to be the average of the closing price (as defined in paragraph 8(c)) for the shorter of (A) 30 consecutive trading days ending on the last full trading day prior to the Time of Determination or (B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of (I) the record date for determining stockholders entitled to receive the rights, warrants or distributions referred to in paragraphs 8(d)(ii) and
(iii) or (II) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "closing price." In addition, "trading day" shall mean a day on which the securities exchange specified for purposes of this paragraph 8 shall be open for business or, if the shares of Common Stock shall not be listed on such exchange for such period, a day with respect to which quotations of the character referred to in paragraph 8(c) shall be reported.

                      (v) In any case in which this paragraph 8(d) shall require that an adjustment be made immediately following a record date or an effective date the Corporation may elect to defer (but only until the filing by the Corporation with the stock transfer or conversion agent, as the case may be, of the certificate required by paragraph 8(d)(vii)) issuing to the holder of any share of Series B Preferred Stock converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and paying to such holder any amount of cash in lieu of a fractional share.

                      (vi) No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least one percent of such price; provided, however, that any adjustments which by reason of this paragraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 8(d) shall be made to the nearest cent or to the nearest 1/1000th of a share, as the case may be. Anything in this paragraph 8(d) to the contrary notwithstanding, the Corporation shall be entitled to make such reduction in the Conversion Price, in addition to those required by this paragraph 8(d), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable to the recipients. Except as set forth in paragraphs 8(d)(i), (ii) and (iii) above, the Conversion Price shall not be adjusted for the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

                      (vii) Whenever the Conversion Price is adjusted as herein provided, (A) the Corporation shall promptly file with the stock transfer or conversion agent, as appropriate, a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (B) the Corporation shall also mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series B Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price. The stock transfer or conversion agent, as the case may be, shall not be under any duty or responsibility with respect to the certificate required by this paragraph 8(d)(vii) except to exhibit the same to any holder of shares of Series B Preferred Stock who requests to inspect it.

                      (viii) In the event that at any time, as a result of an adjustment made pursuant to paragraph 8(d)(i), the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this paragraph.

                      (ix) The Corporation from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall mail to holders of record of shares of Series B Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

               (e) NOTICE TO HOLDERS PRIOR TO CERTAIN CORPORATE ACTIONS. In case:

                      (i) the Corporation shall take any action which would require an adjustment in the Conversion Price pursuant to paragraph 8(d); or

                      (ii) the Corporation shall authorize the granting to the holders of its Common Stock generally of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights; or

                      (iii)   there shall be any reorganization or
reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and


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


other than a change in the par value of the Common Stock), or any merger or consolidation to which the Corporation is a party or any statutory exchange of securities with another corporation and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all of the assets of the Corporation; or

                      (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then in each such case the Corporation shall cause to be given to the holders of shares of Series B Preferred Stock and the stock transfer or conversion agent, as appropriate, as promptly as possible, but in any event at least 20 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution, rights or warrants are to be determined, or (B) the date on which such reorganization, reclassification, merger, consolidation, sale, transfer, statutory exchange, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, statutory exchange, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity or the proceedings described in paragraphs 8(e)(i), (ii), (iii) or (iv).

               (f) RESERVATION OF SHARES OF COMMON STOCK. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of shares of Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Common Stock deliverable upon conversion above the number thereof previously reserved and available therefor, the Corporation shall take all such action so required. For purposes of this paragraph 8(f), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series B Preferred Stock were held by a single holder.

               Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the shares of Series B Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

               (g) TRANSFER TAXES, ETC. The Corporation shall pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes payable in respect of the


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


issue or delivery of shares of Common Stock upon conversions of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

               (h)    MERGER OR CONSOLIDATION OR SALE OF ASSETS.
Notwithstanding any other provision herein to the contrary, in case of any merger or consolidation to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another corporation), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), then lawful provision shall be made by the corporation formed by such consolidation or the corporation whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Common Stock immediately prior to the merger or consolidation, or the corporation which shall have acquired such assets or securities of the Corporation (collectively the "Formed, Surviving or Acquiring Corporation"), as the case may be, providing that the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale, transfer or statutory exchange by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such merger, consolidation, sale, transfer or statutory exchange assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale, transfer or statutory exchange (provided that, if the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale, transfer or statutory exchange is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this paragraph 8(h) the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale, transfer or statutory exchange for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Formed, Surviving or Acquiring Corporation, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions set forth in this paragraph 8(h) shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the Series B Preferred Stock.

               The above provisions of this paragraph 8(h) shall similarly apply to successive mergers, consolidations, sales, transfers or statutory exchanges.


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


               (i) Covenant as to Common Stock. The Corporation covenants that all shares of Common Stock which may be delivered upon conversions of shares of Series B Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

               The Corporation covenants that if any shares of Common Stock to be provided for the purpose of conversion of shares of Series B Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be validly issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

               The Corporation further covenants that it will, if permitted by the rules of the exchange on which shares of Common Stock are traded, list and keep listed so long as the Common Stock shall be so listed on such exchange, all Common Stock issuable upon conversion of the shares of Series B Preferred Stock.

     (9)  VOTING RIGHTS.

          (a) The holders of record of shares of Series B Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph 9 or as otherwise provided by law.

          (b) Except as otherwise provided in the Restated Certificate of Incorporation, as amended, or by law, the holders of outstanding shares of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock, voting together with the holders of the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote together with the Common Stock) as one class. Each outstanding share of the Series B Preferred Stock shall be entitled to one vote per share.

     (10) PROTECTIVE PROVISION. Without the approval of at least a majority of the outstanding shares of Series B Preferred Stock, the Corporation shall not amend its Restated Certificate of Incorporation, as amended, to alter or change any rights, preferences or privileges of the Series B Preferred Stock so as materially and adversely to affect the Series B Preferred Stock.

     IN WITNESS WHEREOF, THE TITAN CORPORATION has caused this certificate to be made under the seal of the Corporation this ____ day of May, 1996.




                         David A. Hahn
                         Senior Vice President, General Counsel and Secretary


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